Exhibit 99.3

WRAP TECHNOLOGIES, INC.
NON-STATUTORY STOCK OPTION AGREEMENT

This NON-STATUTORY STOCK OPTION AGREEMENT (the “Agreement”), dated May 23, 2018, is by and between Wrap Technologies, Inc. (the “Company”) and James A. Barnes (“Optionholder”). Capitalized terms used herein have the respective meanings ascribed thereto in Wrap Technologies, Inc. 2017 Equity Compensation Plan (the “Plan”), unless otherwise defined herein.

1.    Grant of Option.  The Company hereby grants Optionholder the option (the “Option”) to purchase 150,000 (one hundred fifty thousand) shares (the “Shares”) of common stock, $0.0001 par value (“Common Stock”), of the Company at the exercise price of $1.50 per share according to the terms and conditions set forth in this Agreement and in the Plan. The Option will be treated as a non-statutory and non-qualified stock option and not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option is issued under the Plan and is subject to its terms and conditions. A copy of the Plan will be furnished upon request of Optionholder.

The Option shall terminate at the close of business May 23, 2023 (5) years from the date hereof.

2.    Vesting of Option Rights

(a)    Except as otherwise provided in this Agreement, the Option may be exercised at any time by the Optionholder in accordance with the following schedule:

On or after each of the following dates	Number of Shares with respect to which the Option is exercisable
May 23, 2018	75,000
May 23, 2019	75,000

(b)    During the lifetime of Optionholder, the Option shall be exercisable only by Optionholder and shall not be assignable or transferable by Optionholder, other than by will or the laws of descent and distribution.

3.    Exercise of Option after Death or Termination of Employment or Service. The Option shall terminate and may no longer be exercised if Optionholder ceases to be employed by or provide Service to the Company or its Affiliates, except that:

(a)    If Optionholder’s employment or Service shall be terminated for any reason, voluntary or involuntary, other than for Cause or Optionholder’s death or Disability (as defined in the Plan and within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), Optionholder may at any time within a period of three (3) months after such termination exercise the Option to the extent the Option was exercisable by Optionholder on the date of the termination of Optionholder’s employment or Service.

(b)    If Optionholder’s employment or Service is terminated for Cause, the Option shall be terminated as of the date of the act giving rise to such termination.

(c)    If Optionholder shall die while the Option is still exercisable according to its terms, or if employment or Service is terminated because of Optionholder’s Disability while in the employ of the Company, and Optionholder shall not have fully exercised the Option, such Option may be exercised, at any time within twelve (12) months after Optionholder’s death or date of termination of employment or Continuous Service for Disability, by Optionholder, personal representatives or administrators or guardians of Optionholder, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of Shares Optionholder was entitled to purchase under the Option on (i) the earlier of the date of death or termination of employment or Continuous Service or (ii) the date of termination for such Disability, as applicable.

(d)    Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the termination date of the Option.

4.    Method of Exercise of Option. Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office within the Option period. The notice shall state the number of Shares as to which the Option is being exercised and shall be accompanied by payment of the exercise price. Payment of the exercise price shall be made (i) in cash (including bank check, personal check or money order payable to the Company), (ii) with the approval of the Company (which may be given in its sole discretion), by delivering to the Company for cancellation shares of the Company’s Common Stock already owned by Optionholder having a Fair Market Value equal to the full exercise price of the Shares being acquired, (iii) with the approval of the Company (which may be given in its sole discretion), by Optionholder electing cashless exercise pursuant to the terms of the Plan (iv) with the approval of the Company (which may be given in its sole discretion) and subject to Section 402 of the Sarbanes-Oxley Act of 2002, by delivering to the Company the full exercise price of the Shares being acquired in a combination of cash and Optionholder’s full recourse liability promissory note with a principal amount not to exceed eighty percent (80%) of the exercise price and a term not to exceed five (5) years, which promissory note shall provide for interest on the unpaid balance thereof which at all times is not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto, (v) subject to Section 402 of the Sarbanes-Oxley Act of 2002, to the extent this Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which Optionholder shall concurrently provide irrevocable instructions (1) to Optionholder’s brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale, or (vi) with the approval of the Company (which may be given in its sole discretion) and subject to Section 402 of the Sarbanes-Oxley Act of 2002, by delivering to the Company a combination of any of the forms of payment described above. This Option may be exercised only with respect to full shares and no fractional share of stock shall be issued.

5.    Change in Control

(a)    Immediately pior to the effective date of a “Change in Control” (as defined below), this Option shall vest and become exercisable for all of the Shares and may be exercised for any or all of those Shares. However, this Option shall not vest and become exercisable on an accelerated basis if and to the extent: (i) this Option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) this Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on the Shares for which this Option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Shares over the aggregate exercise price payable for such Shares) and provides for subsequent payout of that spread no later than the time this Option would have vested and become exercisable for those Shares.

(b)    Immediately following the consummation of the Change in Control, following such period as is necessary to preserve the rights of the Optionholder to exercise the Option, this Option shall terminate, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(c)    If this Option is assumed or otherwise continued in effect in connection with a Change in Control, then this Option shall be appropriately adjusted, upon such Change in Control, to apply to the number and class of securities which would have been issuable to Optionholder in consummation of such Change in Control had this Option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the exercise price, provided the aggregate exercise price shall remain the same. To the extent that the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or its parent) may, in connection with the assumption of this Option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(d)    This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(e)    For purposes of this Agreement, “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

6.    Capital Adjustments and Reorganization. Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (a) the number and/or class of securities subject to this Option and (b) the exercise price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7.    Miscellaneous

(a)    Entire Ageement; Plan Provisions Control. This Agreement (and any addendum hereto) and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be and binding on all persons having an interest in this Option. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning assigned to them in the Plan.

(b)    No Rights of Stockholders. Neither Optionholder, Optionholder’s legal representative nor a permissible assignee of this Option shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in the name of Optionholder, Optionholder’s legal representative or permissible assignee, as applicable, without restrictions thereto.

(c)    No Right to Employment. The grant of the Option shall not be construed as giving Optionholder the right to be retained in the employ of, or if Optionholder is a director of the Company or an Affiliate as giving the Optionholder the right to continue as a director of, the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Optionholder from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Option granted hereunder shall not form any part of the wages or salary of Optionholder for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Optionholder shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(d)    Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Nevada.

(e)    Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(f)    No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Optionholder or any other person.

(g)    Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

(h)    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionholder shall be addressed to Optionholder at the address indicated below Optionholder’s signature line at the end of this Agreement or at such other address as Optionholder may designate by ten (10) days’ advance written notice to the Company. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the third (3rd) day following deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice.

(i)    Conditions Precedent to Exercise of the Option and Issuance of Shares. Shares shall not be issued pursuant to the exercise of the Option unless such exercise and the issuance and delivery of the applicable Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, state blue sky laws, the requirements of any applicable stock exchange and the Nevada General Corporation Law. As a condition to the exercise of the purchase price relating to the Option, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(j)    Withholding Obligations. The Optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of an Option by tendering a cash payment. With the approval of the Company (which may be given in its sole discretion), after considering any tax, accounting and financial consequences (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) by any of the following means or by a combination of such means including cash payment: (i) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionholder as a result of the Option exercise, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(k)    Consultation With Professional Tax and Investment Advisors. Optionholder acknowledges that the grant, exercise and vesting with respect to this Option, and the sale or other taxable disposition of the Shares, may have tax consequences pursuant to the Code or under local, state or international tax laws. Optionholder further acknowledges that Optionholder is relying solely and exclusively on Optionholder’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Optionholder understands and agrees that any and all tax consequences resulting from the Option and its grant, exercise and vesting, and the sale or other taxable disposition of the Shares, is solely and exclusively the responsibility of Optionholder without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Optionholder for such taxes or other items.

IN WITNESS WHEREOF, the Company and Optionholder have executed this Agreement on the date set forth in the first paragraph.

WRAP TECHNOLOGIES, INC. By: /s/ DAVID NORRIS Name: David Norris Title: President OPTIONHOLDER: /s/ JAMES A BARNES James A. Barnes 12021 Attiva Ave Las Vegas, NV 89138